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                      February 16, 2023

       Charles Giancarlo
       Chief Executive Officer
       Pure Storage, Inc.
       650 Castro Street, Suite 400
       Mountain View, California 94041

                                                        Re: Pure Storage, Inc.
                                                            Form 10-K for the
Fiscal Year ended February 6, 2022
                                                            Filed April 7, 2022
                                                            File No. 001-37570

       Dear Charles Giancarlo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation